Exhibit 10.6

PRIORITY TECHNOLOGY HOLDINGS, INC.
2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT
(Non-Employee Director)

Grantee:	William Gahan

Number of RSUs:
53,192 RSUs
Date of Grant:	April 1, 2020

Vesting Schedule:
Vesting Date	Vesting Quantity
April 1, 2020	13,298
July 1, 2020	13,298
October 1, 2020	13,298
January 1, 2021	13,298

THIS AGREEMENT (the “Agreement”) is entered into as of the 1st day of April, 2020, by and between PRIORITY TECHNOLOGY HOLDINGS, INC.., a Delaware corporation (the “Company”), and the individual designated above (the “Grantee”).
WHEREAS, the Company maintains the Priority Technology Holdings, Inc.. 2018 Equity Incentive Plan (the “Plan”), and the Grantee has been selected by the Committee to receive a Restricted Stock Unit Award under the Plan in connection with Grantee’s service as a member of the Board of Directors of the Company;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee, as follows:
1. Award of Restricted Stock Units
1.1.Grant. The Company hereby grants to the Grantee an award of Restricted Stock Units (“RSUs”) in the amount set forth above, subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement and the Plan. The grant date of this award of RSUs is set forth above (the “Date of Grant”).

1.2.Construction. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.
1.3.Execution of the Agreement. This Award is conditioned on the Grantee’s execution of this Agreement. By executing this Agreement, the Grantee agrees to the terms set forth in this Agreement (and the provisions of the Plan incorporated herein). If this Agreement is not executed by the Grantee and returned to the Company within seven days of the Date of Grant, it may be canceled by the Committee resulting in the immediate forfeiture of all RSUs granted hereunder.

2. Vesting and Termination of Service
2.1.Vesting. Subject to this Section 2 and Section 7, if the Grantee continues to serve as a member of the Board of Directors of the Company, the RSUs shall vest in accordance with the vesting schedule set forth above. Each date on which the RSUs vest is hereinafter referred to as a “Vesting Date”. Except as otherwise provided herein, on the Vesting Date, a number of Shares equal to the number of vested RSUs shall be issued to the Grantee free and clear of all restrictions imposed by this Agreement (except those imposed by Sections 3.3 and 7 below). As soon as practicable (and no later than thirty (30) days) after the Vesting Date, the Company shall transfer such Shares to an unrestricted account in the name of the Grantee (or, if the Grantee has died, to his or her surviving spouse or, if none, to the Grantee’s estate). For purposes of this Agreement, employment with the Company or a Subsidiary of the Company or service as a member of the Board of Directors of a Subsidiary of the Company shall be considered continued service as a member of the Board of Directors of the Company.
2.2.Termination of Service Due to Death or Disability. If the Grantee’s service as a member of the Board of Directors of the Company is terminated as a result of the Grantee’s death or Disability (as defined in the Plan), the unvested RSUs shall immediately vest on such Date of Termination, and a number of Shares equal to such vested RSUs shall be issued to the Grantee (or the Grantee’s surviving spouse or estate) in the manner described in Section 2.1.
2.3.Termination of Service by the Company for Cause. If the Grantee’s service as a member of the Board of Directors of the Company is terminated by the Company, the Board or otherwise for Cause (as defined in the Plan), the unvested RSUs shall be forfeited immediately as of the Date of Termination.
2.4.Termination of Service by the Company Following a Change in Control. If the Grantee’s service as a member of the Board of Directors of the Company is terminated by the Company, by the Board or otherwise (x) on or within 18 months after a Change in Control (as defined in the Plan) (other than for Cause or due to death or Disability) and (y) after the expiration of the Initial Restriction Period, the unvested RSUs shall immediately vest on such Date of Termination, and a number of Shares equal to the number of such vested RSUs shall be issued to the Grantee as described in Section 2.1.
2.5.Termination of Service for Other Reasons. If the Grantee’s service as a member of the Board of Directors of the Company is terminated by the Company or the Grantee under circumstances other than those outlined above in Sections 2.2, 2.3 or 2.4, the unvested RSUs shall immediately be forfeited as of the Date of Termination.

2.6.Nontransferability. The RSUs may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date the Grantee becomes vested in the RSUs and the Shares are issued.
2.7.Section 409A Compliance. To the extent applicable, this Agreement shall at all times be interpreted and operated in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the standards, regulations or other guidance promulgated thereunder (“Section 409A”). Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth. The Company shall delay the commencement of any delivery of Shares that are payable to the Grantee upon his separation from service if the Grantee is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to the date which is immediately following the earlier of (i) six months after the date of the Grantee’s separation from service or (ii) the Grantee’s death, to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and the Grantee agree to take into account any exemptions available under Section 409A. For purposes of this Agreement, termination of service shall be construed consistent with the meaning of a separation from service within the meaning of Section 409A.

3. No Right to Continued Service
Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of service as a member of the Board of Directors of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company, the shareholders or others to terminate the Grantee’s service as a member of the Board of Directors of the Company at any time in accordance with applicable law and/or the governing documents of the Company.
4. Taxes and Withholding
The Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of RSUs and any dividends or dividend equivalents paid on such RSUs. The Company and the Grantee agree to report the value of the RSUs in a consistent manner for federal income tax purposes.
5. The Grantee Bound by The Plan
The Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.
6. Modification of Agreement; Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be overly broad or unenforceable for any reason, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement is found by a court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. The parties may modify, amend, suspend or terminate this Agreement or may waive any terms or conditions of this Agreement but only by a written instrument executed by the parties hereto.

7. Governing Law and Forum
The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Georgia without giving effect to the conflicts of laws principles thereof. The parties agree that they will not file any action arising out of or relating in any way to this Agreement other than in the United States District Court for the Northern District of Georgia or the Superior Court of Union County, Georgia. The parties consent to personal jurisdiction and venue solely within these forums and waive all possible objections thereto.
8. Successors in Interest
This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Grantee’s heirs, executors, administrators, and successors.
9. Entire Agreement
This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”
10. Resolution of Disputes
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement and the Plan shall be determined by the Committee. Any determination made by the Committee shall be final, binding and conclusive on the Grantee and the Company and their successors, assigns, heirs, executors, administrators and legal representatives for all purposes.
[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PRIORITY TECHNOLOGY HOLDINGS, INC.

By: /s/ Thomas C. Priore

Name: Thomas C. Priore
Title: Executive Chairman and CEO

By accepting this Agreement, the Grantee hereby accepts the RSU grant subject to all its terms and provisions and agrees to be bound by the terms and provisions of this Agreement, including Section 7, and the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company, or the Compensation Committee or other Committee responsible for the administration of the Plan, upon any questions arising under the Plan.

By accepting this Agreement, the Grantee hereby acknowledges that notwithstanding any other provision herein, and in addition to other restrictions stated herein, any award, or any payment related thereto paid to the Grantee, shall be limited to the extent required by the federal or state regulatory agency having authority over the Company. The Grantee agrees that compliance by the Company with such regulatory restrictions, even to the extent that payments are limited, shall not be a breach of this Agreement by the Company.

By accepting this Agreement, the Grantee hereby consents to the holding and processing of personal data provided by him to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:

(a) administering and maintaining Plan records;
(b) providing information to any registrars, brokers or third party administrators of the Plan; and
(c) providing information to future purchasers of the Company or the business in which the Grantee works.

GRANTEE

Signature: /s/ William Gahan
Name: William Gahan
Date: April 1, 2020